Exhibit 99.1
Company
Mark Perkins
727.461.3000

For Immediate Release

Aerosonic Announces Management Team Changes

CLEARWATER, Fla. - August 25, 2008 - Aerosonic Corporation (AMEX:AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced two changes in its management team today. Mr. Thomas W. Cason will be joining the Company as Executive Vice President and Chief Operations Officer beginning August 26, 2008. Mr. Cason has held a number of senior Operations roles, including VP and COO at DeMorgan Communities and Operations Director at Honeywell Aerospace, Sarasota, FL. He has earned several degrees from Virginia Tech, including an MBA and an MS in Resource Planning.

Charles L. Pope, Aerosonic’s Executive Vice President, Chief Financial Officer and Secretary, has resigned, effective as of September 19, 2008. The Company stated that Mr. Pope’s resignation is unrelated to his work performed at Aerosonic and no issues have been raised regarding the integrity of Aerosonic’s financial statements. Aerosonic has launched a search to identify a replacement Chief Financial Officer. Mr. Pope will remain as Chief Financial Officer through September 19, 2008, at which time Mr. Jeffery Hummel, the Company’s Controller, will become the acting interim Chief Financial Officer until a permanent successor is hired.

“While we regret Charlie’s decision to pursue a new venture, we truly appreciate the work he has done for Aerosonic this past year. At the same time, we are excited that Tom Cason will be joining us as COO. He brings significant experience and demonstrated skill to our team, and we fully expect that our march to world class operating performance will be accelerated with Tom’s help,” said Douglas Hillman, Aerosonic’s Chief Executive Officer.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company's website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of current stockholder litigation, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.